EXHIBIT 10(a)

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of October 1, 2006 (the “Effective Date”) between CTS Corporation, an Indiana corporation (the “Company”), and Donald K. Schwanz (“Executive”).

RECITALS:

WHEREAS, the Company desires to employ Executive as the Chairman of the Board of Directors of the Company (the “Board”), President and Chief Executive Officer of the Company for a specified period, and Executive desires to accept employment as the Chairman of the Board, President and Chief Executive Officer of the Company during such period;

WHEREAS, as of the Effective Date, the Company shall employ Executive on the terms and conditions set forth in this Agreement, and Executive shall be retained and employed by Company to perform such services under the terms and conditions of this Agreement;

WHEREAS, the Company desires that Executive perform consulting services for a period of time following his employment and Executive desires to agree to perform such services under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions. Certain words or phrases with initial capital letters not otherwise defined herein shall have the meanings set forth in paragraph 11 hereof.

2.
Employment. The Company shall employ Executive, and Executive accepts employment with the Company as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the “Employment Period”).

3.	Position and Duties.

(a)
During the Employment Period, Executive shall serve as the Chairman of the Board, President and Chief Executive Officer of the Company, or such other position as the Board shall designate, subject to paragraph 3(e) below, and shall have the normal duties, responsibilities and authority of an executive serving in the position held, subject to the power of the Board to expand or limit such duties, responsibilities and authority, either generally or in specific instances.

(b)	Executive shall be nominated to, and shall serve as a member of, the Board during the Employment Period, subject to election by the Company’s stockholders.

(c)	Executive shall report to the Board.

(d)
During the Employment Period, Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

(e)
As directed by the Board from time to time, Executive shall execute certain duties related to Chief Executive Officer successor planning. Nothing in this Agreement shall be construed to prohibit or otherwise limit the Company’s ability to appoint a successor Chairman of the Board, President or Chief Executive Officer (in each case, a “Successor CEO”) during the Employment Period, and Executive acknowledges that he may be replaced as Chairman of the Board, President and/or Chief Executive Officer of the Company at any time during the Employment Period or thereafter. If the Company appoints a Successor CEO, Executive acknowledges that he will thereafter no longer serve in the capacity of the position so replaced but will continue to perform specified reasonable transition services for the Company as may be determined by the Board; provided, however, that such transition services shall be consistent with those of a senior executive of the Company. A change in Executive’s title or offices or a diminution of Executive’s duties and responsibilities, position or status with the Company, which change or diminution is consistent with this paragraph 3(e), shall not constitute a termination, actual or constructive, of Executive’s employment and shall not constitute a basis for Good Reason hereunder.

(f)	Executive shall perform Executive’s duties and responsibilities principally in the Elkhart, Indiana area.

(g)
Upon termination of the Employment Period for any reason other than death, Executive agrees to resign from: (i) all offices of the Company to which he has been elected by the Board (or to which he has otherwise been appointed), (ii) from all directorships or offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, and (iii) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company.

4.	Compensation and Benefits.

(a)
Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s practices as may be in effect from time to time. Executive’s initial salary shall be at the rate of $779,300 per year (“Base Salary”). The Compensation Committee of the Board or the Board shall review Executive’s Base Salary from time to time and may, in its sole discretion, increase it.

(b)
Annual Bonus. Executive will be eligible for an annual bonus based on the achievement of specified goals (as determined by the Compensation Committee of the Board or the Board) and Executive’s target opportunity under such annual bonus program will be no less than 75% of Executive’s annual Base Salary.

(c)	Equity Awards. Executive will not receive equity award grants during the Employment Period unless otherwise determined by the Compensation Committee of the Board, in its sole discretion.

(d)
Expense Reimbursement. The Company shall reimburse Executive for all reasonable business-related expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses.

(e)
Standard Executive Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in the Company’s Standard Executive Benefits Package. The Company’s “Standard Executive Benefits Package” means those benefits (including insurance, vacation, perquisites and other benefits, but excluding, the granting of equity awards and, except as hereinafter provided in paragraph 7, any severance pay program or policy of the Company) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board.

(f)
Retirement Benefits. Executive will participate in the CTS Corporation Pension Plan and the Individual Excess Benefit Retirement Plan adopted effective as of October 1, 2006, attached hereto as Exhibit A (the “SERP,” and collectively with the CTS Corporation Pension Plan, the “Plans”). No changes in the benefit formula or method of calculating same under the Plans after the Effective Date, which reduce benefits thereunder, will apply to Executive’s benefits under the Plans, except as otherwise agreed by Executive.

5.	Employment Period.

(a)	Except as hereinafter provided, the Employment Period shall continue until, and shall end upon the close of business on December 31, 2007.

(b)	Notwithstanding paragraph 5(a) above, the Employment Period shall end early upon the first to occur of any of the following events:

(i)	Executive’s death;

(ii)	the Company’s termination of Executive’s employment on account of Disability;

(iii)	a Termination for Good Reason;

(iv)	a Termination for Cause;

(v)	a Termination without Cause; or

(vi)	a Voluntary Termination.

6.
Consulting Services. If the Employment Period ends pursuant to paragraph 5(a), 5(b)(iii), 5(b)(v) or 5(b)(vi) above, beginning on the first day following the end of the Employment Period and continuing for eighteen months thereafter (the “Consulting Period”), Executive agrees that he shall be available to serve as a consultant on an as-needed basis not to exceed 45 hours per calendar quarter. Executive agrees that he will provide whatever consulting services are reasonably requested by the Company at such times and in such manner as the Company may direct in its sole discretion, provided that the Company shall not be obligated to request any such services. In exchange for Executive making himself available to provide such services in accordance with this paragraph 6, the Company shall pay to Executive, on the second Tuesday of the seventh calendar month following the Termination Date, a lump sum amount equal to $102,083.33 and following such payment date and during the remainder of the Consulting Period, Executive will be entitled to a monthly fee equal to $14,583.33 payable on the second Tuesday of each consecutive calendar month. During the Consulting Period (a) Executive will be entitled to reimbursement for reasonable business expenses incurred in accordance with the procedures set forth in paragraph 4(d) hereof and (b) the obligations of Executive and the Company shall be governed by and determined in accordance with this paragraph and paragraphs 8 through 23 of this Agreement.

7.	Post-Employment Period Payments.

(a)
At the end of the Employment Period for any reason, Executive shall cease to have any rights to salary, bonus, expense reimbursements (except as provided in paragraph 4(d) hereof) or other benefits and Executive (or his estate or beneficiaries) shall be entitled to (i) any Base Salary which has accrued but is unpaid, any reimbursable expenses pursuant to paragraph 4(d) hereof which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company’s vacation policy but are unused, as of the end of the Employment Period, (ii) any plan benefits (including, without limitation, any payments pursuant to the Plans, settlement of any vested restricted stock units and any stock option exercise rights) which by their terms extend beyond the Termination Date (but only to the extent provided in any such benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in paragraph 7, any severance pay program or policy of the Company) and (iii) any benefits to which Executive (or his estate or beneficiaries) is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In addition, Executive (or his estate or beneficiaries) shall be entitled to the additional benefits and amounts described in the succeeding subparagraphs of this paragraph 7, in the circumstances described in such subparagraphs.

(b)
If the Employment Period ends pursuant to paragraph 5 hereof on account of a Termination for Cause or a Voluntary Termination, the Company shall make no further payments to Executive except as contemplated in subparagraph (a) above.

(c)	If the Employment Period ends early pursuant to paragraph 5 on account of a Termination without Cause or Termination for Good Reason:

(i)
The vesting of any outstanding non-vested restricted stock units granted to Executive under the Company’s equity plans that would have vested if Executive would have continued to be employed through December 31, 2007 will be accelerated and such restricted stock units will be fully vested as of the Termination Date and payable in accordance with their existing terms;

(ii)
Within five business days after the expiration of any revocation period relating to the Release Agreement described in paragraph 7(e)(iii) below, Executive shall be entitled to a lump sum payment in an amount equal to the amount of Base Salary Executive would have earned from the Termination Date until December 31, 2007;

(iii)
Within five business days after the expiration of any revocation period relating to the Release Agreement described in paragraph 7(e)(iii) below, Executive shall be entitled to a lump sum payment in an amount equal to the product of $4,215 multiplied by the number of full calendar months between the calendar month in which the Termination Date occurs and December 31, 2007;

(iv)
Executive shall be entitled to a lump sum payment equal to: (A) if the Termination Date occurs during fiscal year 2006, the amount of the bonuses that would have been earned by Executive under the Company’s annual bonus plans for fiscal years 2006 and 2007 as if Executive’s service had continued until the end of fiscal year 2007; provided that such bonuses will be calculated (1) with respect to Company performance, in the same manner as for other executive officers of the Company; and (2) assuming full achievement of individual goals; and (B) if the Termination Date occurs during fiscal year 2007, the amount of the bonus that would have been earned by Executive under the Company’s annual bonus plan for fiscal year 2007 as if Executive’s service had continued until the end of fiscal year 2007; provided that such bonus will be calculated (1) with respect to Company performance, in the same manner as for other executive officers of the Company; and (2) assuming full achievement of individual goals. Payments under this paragraph 7(c)(iv) relating to the bonus for fiscal year 2006 shall be payable to Executive on March 14, 2007 and payments under this paragraph 7(c)(iv) relating to the bonus for fiscal year 2007 shall be payable to Executive on March 14, 2008. Notwithstanding anything to the contrary contained in this paragraph 7(c)(iv), (1) if Executive is entitled to payment of any bonus amounts under this paragraph 7(c)(iv), he will not also be entitled to payment for the same fiscal year under the terms of the applicable annual bonus plan;

and (2) Executive’s target bonus opportunity for fiscal year 2007 will be equal to the target opportunity for fiscal year 2006.

(v)
Within five business days after the expiration of any revocation period relating to the Release Agreement described in paragraph 7(e)(iii) below, Executive shall be entitled to a lump sum payment in an amount equal to the product of (A) two; times (B) the number of shares of restricted stock held by Executive as of the Termination Date under the Company’s 1988 Restricted Stock and Cash Bonus Plan that Executive will forfeit as a result of the Termination without Cause or Termination for Good Reason that would have vested if Executive would have continued to be employed through December 31, 2007; times (C) the fair market value of one share of the Company’s common stock (measured as the closing sales price of the Company’s common stock as reported on the New York Stock Exchange Composite Tape) on the Termination Date; and

(vi)
In addition to the retirement and other benefits to which Executive is entitled under the Plans with respect to Executive’s employment through the Termination Date, Executive shall be entitled to a lump sum payment, payable on March 14, 2008, in an amount equal to the excess of (A) the actuarial present value (calculated in accordance with the terms of the Plans) of the retirement income and other benefits that would be payable to Executive under the Plans if Executive was deemed to be employed through December 31, 2007 over (B) the actuarial present value of the retirement income and other benefits Executive is entitled to receive (either immediately or on a deferred basis) under the Plans.

(d)	If the Employment Period ends early pursuant to paragraph 5 on account of Executive’s death or Disability:

(i)
Executive or his estate or beneficiaries shall be entitled to a lump sum payment in an amount equal to the amount of Base Salary Executive would have earned from the Termination Date until December 31, 2007; and

(ii)	Executive or his estate or beneficiaries shall be entitled to the payments provided in paragraph 7(c)(iv) in the same manner and subject to the same conditions as set forth in such paragraph.

(e)	Notwithstanding the provisions of paragraph 7:

(i)
If the Company determines in good faith that any payment to Executive or his estate or beneficiaries under this paragraph 7 does not qualify for the “short-term deferral exception” or otherwise would constitute a “deferral of compensation” under Section 409A of the Code and Executive is a “specified employee” (as such phrase is defined in Section 409A of the Code), Executive (or Executive’s estate or beneficiary) will receive payment of such amounts described in this paragraph 7 upon the earlier of (i) six (6) months following Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A of the Code) determined with respect to the termination of the Employment Period or (ii) Executive’s death.

(ii)	It is expressly understood that the Company’s payment obligations under paragraph 7 shall cease in the event Executive breaches any of his agreements in paragraph 8 hereof.

(iii)
Except in the case of payments due to the death of the Executive, no payments shall be made under paragraph 7 if Executive declines to sign and return a Release Agreement or revokes such Release Agreement within the time provided therein.

(f)
The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform the obligations hereunder shall not be subject to any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

8.	Competitive Activity; Confidentiality; Nonsolicitation.

(a)
Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period and the Consulting Period, if any, Executive will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Company throughout the United States. Executive also agrees that trade secrets and confidential information of the Company, more fully described in paragraph 8(j) of this Agreement, gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the business of the Company that Executive not compete with the Company during the Employment Period and the Consulting Period and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

(b)
Covenants During the Employment Period and Consulting Period. During the Employment Period and the Consulting Period, Executive will not compete with the Company anywhere within the United States. In accordance with this restriction, but without limiting its terms, during the Employment Period and the Consulting Period, Executive will not:

(i)	enter into or engage in any business which directly competes with the business of the Company;

(ii)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that directly competes with, the business of the Company;

(iii)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(iv)
promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which directly competes with the business of the Company, provided, however, that this provision shall not be deemed to restrict passive investment in any business.

(c)
Covenants Following Termination. For a period of two years following the termination of Executive’s service with the Company (the “Restricted Period”), if Executive has received or is receiving termination benefits under this Agreement, Executive will not:

(i)	enter into or engage in any business which directly competes with the Company’s business within the Restricted Territory (as defined in paragraph 8(g));

(ii)
solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that directly competes with, the Company’s business within the Restricted Territory;

(iii)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(iv)
promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which directly competes with the Company’s business within the Restricted Territory, provided, however, that this provision shall not be deemed to restrict passive investment in any business.

(d)	Indirect Competition.

(i)
For the purposes of paragraphs 8(b) and 8(c), but without limitation thereof, Executive will be in violation thereof if during the Employment, Consulting or Restricted Period, Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(ii)
Notwithstanding any restriction or limitation set forth in paragraph 8(b), 8(c) or 8(d)(i), nothing in paragraph 8 shall prohibit Executive from, or penalize him for, consulting or serving as a director with any entity that is not in competition with the Company, or where any competition with the Company is not substantial and Executive obtains the Board’s approval, which approval may not be unreasonably withheld.

(e)	The Company. For purposes of this paragraph 8, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company.

(f)
The Company’s Business. For the purposes of paragraphs 8(b), 8(c), 8(k) and 8(l), the Company’s business is defined to be the design and manufacture of electronic components and sensors and the provision of electronics manufacturing services in the automotive, computer, communications, medical and industrial markets, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company in existence on the Termination Date, or of any other products or services substantially similar to any such described products and services.

(g)	Restricted Territory. For the purposes of paragraph 8(c), the Restricted Territory shall be defined as and limited to:

(i)
the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s service with the Company and at any time during the one year period prior to such termination; and

(ii)
all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s service with the Company and at any time during the one year period prior to such termination.

(h)
Extension. If it shall be judicially determined that Executive has violated any of Executive’s obligations under paragraph 8(c), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(i)
Non-Solicitation. Executive will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parent, or its other subsidiary, affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary, affiliated or related companies.

(j)	Further Covenants.

(i)
Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive’s service with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties for the Company, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s service with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s service with the Company shall constitute a misappropriation of the Company’s trade secrets.

(ii)
Executive agrees that upon termination of Executive’s service with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in paragraph 8(j)(i) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(k)	Discoveries and Inventions; Work Made for Hire.

(i)
Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of Executive’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the service of the Company, whether in the course of

Executive’s service with the use of the Company’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company’s business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Executive’s service and made, conceived or suggested by Executive, either solely or jointly with others, within one year following termination of Executive’s service under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such service with the use of the Company’s time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after Executive’s service, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

(ii)
Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s service with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) [Company Name], All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(l)
Communication of Contents of Agreement. During Executive’s service with the Company and for two years thereafter, Executive will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with, or represent and which is engaged in a business that is competitive to the business of the Company.

(m)
Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in paragraphs 8(b), 8(c), 8(i), 8(j), 8(k) and 8(l) of this Agreement, without the necessity of proof of actual damage.

(n)
Reasonableness. Executive acknowledges that Executive’s obligations under this paragraph 8 are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if Executive was to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

9.
Non-disparagement. Executive shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the Company or comment on its character or business reputation. Executive further hereby agrees not: (a) to comment to others concerning the status, plans or prospects of the business of the Company, or (b) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this paragraph 9, the “Company” shall mean the Company and its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies. The Company agrees that its directors and executive officers shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging Executive or comment on his character or business reputation. The foregoing undertakings shall not apply to any statements or opinions that are made under oath in any investigation, civil or administrative proceeding or arbitration in which the individual has been compelled to testify by subpoena or other judicial process or which are privileged communications.

10.	Continued Availability and Cooperation.

(a)
Following the Termination Date, Executive shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Executive’s employment by the Company or during the period that Executive was providing consulting services to the Company. This cooperation by Executive shall include, but not be limited to:

(i)	making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii)
if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii)	refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv)	cooperating with the Company’s reasonable requests in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

If Executive’s assistance is necessary at any time after the Consulting Period, then the Company shall pay Executive a reasonable per diem for his services, such amount to be agreed to by Executive and the Company in advance of the performance of services.

(b)
Except in connection with any investigation, civil or administrative proceeding or arbitration in which Executive has been named a defendant in his individual capacity, the Company shall reimburse Executive for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of Executive. Executive shall not unreasonably withhold his availability for such cooperation.

(c)
Upon the Termination Date, Executive will update the Company as to the status of all pending matters for which he was responsible or otherwise involved. Executive further agrees to immediately forward to the Company’s Chief Financial Officer any business information related to the Company that inadvertently has been directed to him. The Company agrees that it will immediately forward to Executive any mail addressed to Executive at the Company’s offices which does not relate to the Company’s business or affairs.

(d)
In addition, for a period of twelve (12) months beginning on the Termination Date, Executive agrees to cooperate with the Company from time to time to provide information or answer questions with respect to financial matters with which Executive is familiar as reasonably requested by the Company. Executive also agrees during such 12-month period to furnish the Company with such certificates as it may from time to time request regarding (i) the truthfulness, accuracy and completeness of the Company’s books and records with which Executive is familiar, and (ii) the adequacy of the Company’s disclosure controls and internal controls with which Executive is familiar.

11.	Definitions.

(a)	“Cause” means that, prior to the termination of Executive’s service with the Company, Executive shall have:

(i)	a criminal conviction involving a felony or fraud;

(ii)	engaged in conduct that brings the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute;

(iii)	committed gross negligence or gross misconduct causing material and demonstrable harm to the business of the Company or any of its subsidiaries or affiliates;

(iv)	repudiated this Agreement in writing ;

(v)
failed to follow the reasonable directives of the Board, which directives are consistent with this Agreement, and such failure is not cured within 30 business days after written notice thereof to Executive from the Company;

(vi)	breached any of the agreements in paragraph 8 hereof;

(vii)
breached a material employment or other policy of the Company causing material and demonstrable harm to the business of the Company or any of its subsidiaries or affiliates, which is not cured within 30 business days after written notice thereof to Executive from the Board; or

(viii)
committed any other breach of this Agreement causing material and demonstrable harm to the business of the Company or any of its subsidiaries or affiliates, which is not cured within 30 days after written notice thereof to Executive from the Board.

(b)	“Code” means the Internal Revenue Code of 1986, as amended.

(c)
“Disability” shall be deemed to occur if, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of his duties with the Company for a period of six consecutive months, the Company shall have given the Executive a notice of termination for Disability and, within 30 days after such notice is given, Executive shall not have returned to the full-time performance of his duties.

(d)
“Good Reason” means, unless Cause exists, the occurrence, without the written consent of the Executive, of an event constituting a material breach of this Agreement (including, without limitation, a breach of paragraph 3(a), 3(b), 3(c), 3(e) or 3(f) of this Agreement) by the Company that has not been fully cured within ten days after written notice thereof has been given to the Company.

(e)	“Release Agreement” means the agreement attached hereto as Exhibit B.

(f)	“Termination Date” means the date the Employment Period ends.

(g)	“Termination for Cause” means the Company’s termination of Executive’s employment for Cause.

(h)	“Termination without Cause” means the Company’s termination of Executive’s employment other than a Termination for Cause.

(i)	“Termination for Good Reason” means Executive’s termination of employment for Good Reason.

(j)	“Voluntary Termination” means Executive’s termination of Executive’s employment for any reason other than Good Reason or due to the completion of the term specified in paragraph 5(a) hereof.

12.
Executive Representations. Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

13.
Survival. Subject to any limits on applicability contained therein, paragraphs 8, 9 and 10 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period or the Consulting Period.

14.
Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

15.
Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Mr. Donald K. Schwanz
51297 Grand Oaks Court
Granger, IN 46530

Notices to the Company:

CTS Corporation
905 West Boulevard North
Elkhart, IN 46514
Attn: James L. Cummins

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

16.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17.
Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof (except to the extent of the various plans and agreements referenced herein) and effective as of the Effective Date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Employment Agreement by and between the Company and Executive, dated as of September 7, 2001. Notwithstanding any provision of this Agreement to the contrary, and without limiting any of Executive’s other contractual rights, the Severance Agreement between Executive and the Company dated September 19, 2002, shall continue in full force and effect, subject , however, to any amendment to such Severance Agreement that Executive and the Company mutually agree to that is intended to reflect the requirements of Section 409A of the Code.

18.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

19.
Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

20.
Choice of Law. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Indiana. Any dispute litigated hereunder shall be litigated in federal district court in the Northern District of Indiana or, if jurisdiction cannot be obtained in such court, in the Indiana state court.

21.
Dispute Resolution. The parties agree that any disputes, controversies, or claims of whatever nature arising out of or relating to this Agreement or breach thereof shall be resolved through binding arbitration before a mutually agreeable arbitrator or arbitrators, in accordance with the applicable rules of the American Arbitration Association; provided, however, that the parties agree that in the event of any alleged breach by Executive of any of his obligations under paragraphs 8 and 9 of the Agreement, the arbitration requirements of this paragraph 21 shall not apply, and that instead, the Company may elect, in its sole discretion, to seek relief in a court of general jurisdiction in the State of Indiana, and the parties hereby consent to the exclusive jurisdiction of such court.

22.
Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

23.
Section 409A of the Code. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Code. To the extent any provision in this Agreement is or will be in violation of Section 409A, the Agreement shall be amended in such manner as the parties may agree such that the Agreement is or remains in compliance with Section 409A and the intent of the parties is maintained to the maximum extent possible. In particular, to the extent that Executive becomes entitled to a payment or benefit under this Agreement that would constitute a “deferral of compensation” under Section 409A of the Code and the date that the payment would be made or benefit provided does not constitute a permitted distribution date under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided, to the extent necessary to comply with the provisions of Section 409A of the Code, to Executive on the earlier of (a) Executive’s “separation from service” with the Company (determined in accordance with Section 409A); provided, however, that if the Company determines in good faith that the “short-term deferral exception” or any other exception under Section 409A does not apply, and if Executive is a “specified employee” (within the meaning of Section 409A), Executive’s date of payment shall be the date that is six months after the date of Executive’s separation of service with the Company, or (b) Executive’s death. Reference to Section 409A of the Code includes any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CTS CORPORATION

By: /s/ James L. Cummins
Name: James L. Cummins
Title: Senior Vice President Administration

/s/ Donald K. Schwanz
Executive - Donald K. Schwanz

EXHIBIT A
CTS CORPORATION

INDIVIDUAL EXCESS BENEFIT RETIREMENT PLAN
As Adopted Effective as of October 1, 2006

     ARTICLE I

Purpose

1.01  Purpose. It is the intention of CTS Corporation (the “Company”) to maintain appropriate levels of retirement benefits for employees of the Company or any of its subsidiaries who are entitled to benefits under the CTS Corporation Pension Plan (the “Pension Plan”). This Plan is intended to maintain the level of total retirement benefits which, but for the limitations on annual benefits and compensation which may be taken into account under the Internal Revenue Code of 1986, as amended, (the “Code”) would otherwise be payable under, or as a consequence of, the provisions of the Pension Plan and to provide a competitive level of retirement benefits to an individual who is a member of a select group of management or a highly compensated executive.

1.02  Effective Date. This Plan is effective as of October 1, 2006 (the “Effective Date”). However, in calculating the amounts described in Sections 3.01(a) and 3.01(b) amounts which accrued (or would have accrued) but for the Code limitations referred to in Section 3.01 prior to the effective date shall be taken into account as if the Plan was in effect on the date that the Member’s service with the Company commenced. The benefit payable under this Plan shall be in substitution for and in lieu of any benefit earned by the Member under the CTS Corporation 2003 Excess Benefit Retirement Plan (the “2003 Plan”), and the Member shall have no claim to any benefit under or determined under the provisions of the 2003 Plan.

      ARTICLE II

Definitions

2.01  Member. Donald K. Schwanz shall be referred to herein as the “Member.”

2.02  Beneficiary. The term “Beneficiary” shall mean the person or trust designated by the Member to receive (i) the Retirement Benefit described in Section 3.01 in the event that the Member dies after termination of employment with the Company, but prior to payment of the Benefit; or (ii) the Pre-Retirement Death Benefit described in Section 3.02. If the Member dies without designating a Beneficiary prior to receipt of all payments due under the terms of this Plan, payment shall be made to the Member’s surviving Spouse, if any, and in the absence of a surviving Spouse to the Member’s estate.

      ARTICLE III

Benefits

3.01  Retirement Benefit. The Member shall be entitled to receive a Retirement Benefit as described herein. The amount of the Retirement Benefit which the Member is eligible to receive under this Plan upon separation from service with the Company shall be equal to the actuarial present value of the excess of (a) over (b):

(a)  The benefit which the Member would be entitled to receive under the terms of the Pension Plan as in effect on October 31, 2006, if the Member retired with an immediate single life annuity beginning on the first day of the month coinciding with or next following the date the Member’s separation from service with the Company occurs; and

(i)
the definition of “Pay” used in determining the Member’s benefit under the Pension Plan included 50% of the Fair Market Value of Shares distributed to the Member on or before the date of the Member’s separation from service with the Company (prior to withholding) in settlement of Restricted Stock Units awarded to the Member under the CTS Corporation 2004 Omnibus Long-Term Incentive Plan, with Fair Market Value determined as of the applicable settlement date or dates of such Restricted Stock Units;

(ii)
the Member’s years of Credited Service used in determining the Member’s benefit under the Pension Plan were enhanced by multiplying the Credited Service earned by the Member under the Pension Plan after June 30, 2002 by two;

(iii)	the Member’s pension benefit was not reduced for each month the Member is under the Normal Retirement Age; and

(iv)
such benefit were computed without giving effect to the limitations then currently imposed by Code Section 401(a)(17) and Code Section 415(b) and regulations thereunder and without regard to the benefit accrual determined under Section 6.13 of the Pension Plan.

(b)  The benefit which the Member would be entitled to receive under the Pension Plan if the Member retired with an immediate single life annuity beginning on the first day of the month coincident with or next following the date the Member’s separation from service with the Company occurs.

3.02  Pre-Retirement Death Benefit. In the event that the Member’s employment with the Company terminates by reason of his death and the Member is survived by a Spouse, the Beneficiary shall be entitled to receive a Pre-Retirement Death Benefit which shall be equal to the actuarial present value of the excess of (a) over (b):

(a)  The Pre-Retirement Survivor Annuity benefit which the surviving Spouse of the Member would be entitled to receive under the terms of the Pension Plan as in effect on October 31, 2006, if

(i)
the definition of “Pay” used in determining the Member’s benefit under the Pension Plan included 50% of the Fair Market Value of Shares distributed to the Member on or before the date of the Member’s separation from service with the Company (prior to withholding) in settlement of Restricted Stock Units awarded to the Member under the CTS Corporation 2004 Omnibus Long-Term Incentive Plan, with Fair Market Value determined as of the applicable settlement date or dates of such Restricted Stock Units;

(ii)
the Member’s years of Credited Service used in determining the Member’s benefit under the Pension Plan were enhanced by multiplying the Credited Service earned by the Member under the Pension Plan after June 30, 2002 by two;

(iii)	the Member survived to Normal Retirement Age, such that the Member’s benefit was not reduced for each month the Member is under the Normal Retirement Age on the date of death; and

(iv)
the Member’s benefit were computed without giving effect to the limitations then currently imposed by Code Section 401(a)(17) and Code Section 415(b) and regulations thereunder and without regard to the benefit accrual determined under Section 6.13 of the Pension Plan.

(b)  The Pre-Retirement Survivor Annuity benefit which the surviving Spouse would be entitled to receive under the Pension Plan.

3.03  Payment of the Retirement Benefit. Payment of the Retirement Benefit shall be accomplished by means of an unfunded payment to the Member directly from the Company. The Retirement Benefit shall be payable in the form of a single lump sum cash payment on the second Tuesday of the seventh calendar month next following the date on which the Member’s separation from service with the Company occurs. Actuarial present values shall be determined using the actuarial assumptions employed under the Pension Plan for lump sum cashouts for the Plan Year containing the date of the Member’s separation from service with the Company. In addition to and coincident with the Retirement Benefit payment, the Company shall pay an amount equal to the interest accrued on the Benefit for the period between the first of the month next following the date the Member’s employment with the Company terminated and the date of payment. The interest rate shall be equal to the lump sum interest rate assumption used to calculate the Retirement Benefit.

Notwithstanding anything to the contrary in this Plan, in the event that the Member becomes disabled as defined by Section 409A of the Code prior to the Member’s separation from service with the Company, the Retirement Benefit shall be distributed to the Member as soon as practicable after the occurrence of such event, and in such event no interest shall be payable on the Retirement Benefit. In the event that the Member becomes disabled as defined by Section 409A of the Code or dies after separation from service with the Company, but prior to payment of the Retirement Benefit, the Retirement Benefit and interest thereon calculated as provided above to the date of payment, shall be distributed to the Member or Beneficiary, as the case may be, as soon as practicable.

3.04  Payment of the Pre-retirement Death Benefit. Payment of the Pre-Retirement Death Benefit shall be accomplished by means of an unfunded payment directly from the Company to the Beneficiary. Such payment shall be made as soon as practicable after the Member’s death. Actuarial present values shall be determined using the actuarial assumptions employed under the Pension Plan for lump sum cashouts for the Plan Year containing the date of the Member’s separation from service with the Company.

3.05  Section 409A of the Code. To the extent applicable, it is intended that this Plan be in full compliance with Section 409A of the Code. To the extent any provision in this Plan is or will be in violation of Section 409A, the Plan shall be amended in such manner as the Committee and the Member may agree such that compliance with Section 409A and the purpose of the Plan are maintained to the maximum extent possible. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

ARTICLE IV

Authority of Committee

4.01  Committee. The Plan shall be approved and administered by the Compensation Committee of the CTS Corporation Board of Directors (the “Committee”).

4.02  Authority of Committee. The Committee shall have authority to control, delegate and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder, whether or not such rights and powers are specifically enumerated herein.

Without limiting the foregoing, and in addition to the other powers set forth in this Article IV, the Committee shall have the following express authorities:

(a)  To construe and interpret the Plan and determine the amount, manner and time of payment of any Benefits hereunder;

(b)  To prescribe procedures to be followed by the Member or Beneficiary filing any requests or applications in connection with Benefits hereunder;

(c)  To prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan;

(d)  To receive from the Company and from the Member and Beneficiary such information as shall be necessary for the proper administration of the Plan;

(e)  To furnish the Company, upon request, such annual and other reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)  To resolve all questions and make all factual determinations relating to any matter for which it has administrative responsibility; and

(g)  To delegate to the CTS Corporation Benefit Plan Administration Committee such administrative powers and duties as it deems appropriate.

4.03  Disqualification of Committee Member. No member of the Committee or delegate of the Committee shall vote upon any question or exercise any discretion under the Plan relating specifically to himself or his Beneficiary.

4.04  Records and Reports. The Committee shall take all such action as it deems necessary or appropriate to comply with any laws or regulations now or hereafter in existence relating to the maintenance of records, notifications or registrations.

     ARTICLE V

Amendment or Termination

The Company intends the Plan to be permanent, but, subject to Section 3.05, reserves the right, at any time, to modify, amend or terminate the Plan, provided, however, that no termination, amendment or modification of or to the Plan may be made without written approval of the Member. The Plan shall terminate automatically upon payment of all amounts due hereunder.

     ARTICLE VI

Miscellaneous

6.01  No Guarantee of Employment. Neither the creation of this Plan nor anything contained herein shall be construed (a) to give the Member the right to remain in the employ of the Company or any of its subsidiaries, (b) to give the Member or Beneficiary any benefits not specifically provided by the Plan, or (c) to modify, in any manner, the right of the Company or any of its subsidiaries to modify, amend, or terminate any of its employee benefit plans.

6.02  Rights of the Member and Beneficiary. Payment of Benefits to which any Member or Beneficiary is entitled shall be made only to such Member or Beneficiary. The expectation of such Benefits shall not be assignable by the Member or Beneficiary or by operation of law, or be subject to reduction for the debts or defaults of such Member or Beneficiary whether to the Company or to others, or be subject to execution or attachment. The preceding sentence shall not apply to portions of Benefits applied at the direction of the person eligible to receive such Benefits to the payment of premiums on life or health insurance provided under any Company program, or to the withholding of federal income taxes.

6.03  Claims Procedure.

(a)  If the Member or Beneficiary does not receive the benefits which the Member or Beneficiary believes he or she is entitled to receive under the Plan, the Member or Beneficiary may file a claim for benefits with the Committee. All claims must be made in writing and be signed by the claimant. If the claimant does not furnish sufficient information to enable the Committee to process the claim, the Committee will indicate to the claimant any additional information which is required.

(b)  Each claim will be approved or disapproved by the Committee within 90 days following the receipt of the information necessary to process the claim, or within 180 days if the Committee determines that special circumstances require an extension of the 90-day period and the claimant is notified of the extension within the-original 90-day period. In the event the Committee denies a claim for benefits in whole or in part, the Committee will notify the claimant in writing of the adverse determination. Such notice by the Committee will also set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the adverse determination, reference to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary and an explanation of the Plan’s claim review procedure as set forth in Section 6.03(c).

(c)  A claimant may appeal an adverse benefit determination by requesting a review of the decision by the Committee or a person designated by the Committee. An appeal must be submitted in writing within 60 days after receiving notification of the adverse determination and must (i) request a review of the claim for benefits under the Plan, (ii) set forth all of the grounds upon which the claimant’s request for review is based and any facts in support thereof, and (iii) set forth any issues or comments which the claimant deems pertinent to the appeal. The claimant will be given the opportunity to submit written comments, documents, records and other information relating to the claim for benefits and will be provided, upon written request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits, provided the Committee finds the requested documents or materials are relevant to the appeal. The Committee or the person designated by the Committee will make a full and fair review of each appeal and any materials submitted by the claimant relating to the claim, without regard to whether the information was submitted or considered in the initial determination. On the basis of its review, the Committee or person designated by the Committee will make an independent determination of the claimant’s eligibility for benefits under the Plan. The Committee or the person designated by the Committee will act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case the Committee will notify the claimant within the initial 60-day period of such special circumstances and will render a decision as soon as possible but not later than 120 days after the appeal is received. The decision of the Committee or person designated by the Committee on any claim for benefits will be final and conclusive upon all parties thereto. In the event the Committee or person designated by the Committee denies an appeal in whole or in part, it will give written notice of the determination to the claimant. Such notice will set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the adverse determination, reference to the specific Plan provisions on which the determination is based, a statement that the claimant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim and a statement of the claimant’s right to bring an action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if applicable.

6.04  Expenses and Indemnity. All expenses and fees incurred in connection with the administration of the Plan will be paid by the Company. To the fullest extent permitted by applicable law, the Company will indemnify and save harmless the Committee, the Board and any delegate of the Committee who is an employee of the Company and any officers and employees of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims, arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. Without limiting the generality of the foregoing, the Company will, promptly upon request, advance funds to persons entitled to indemnification hereunder to the extent necessary to defray legal and other expenses incurred in the defense of such liabilities and claims, as and when incurred. This indemnity will not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise.

6.05  Withholding. There will be deducted from each payment made under the Plan all taxes which are required to be withheld by the Company in respect to such payment.

6.06  Receipt or Release. Any payment to the Member or the Member’s Beneficiary in accordance with the provisions of the Plan will, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company with respect to the amount paid. The Committee may require the Member or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

6.07  Payments on Behalf of Persons Under Incapacity. In the event that any amount or distribution becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Committee may direct that such distribution or payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any distribution or payment made pursuant to such determination will, to the extent thereof, constitute a full release and discharge of the Committee and the Company with respect to the distribution or amount paid.

6.08  Successors and Assigns. The Company may not assign its obligations under this Plan, whether by contract, merger, operation of law or otherwise, unless the Member consents to the assignment. The Member hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder. The provisions of this Section 6.08 will be binding upon each and every successor to the Company.

6.09  No Requirement to Fund. No provisions in the Plan, either directly or indirectly, shall be construed to require the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder, and Members and Beneficiaries shall have the status of general unsecured creditors with respect to the obligation of the Company to make payments under the Plan. The Plan is intended to provide benefits for a “management or highly compensated employee” within the meaning of ERISA and therefore to be exempt from the provisions of Parts 2, 3 and 4 of the Title I of ERISA.

6.10  Controlling Law. To the extent not preempted by the laws of the United States of America, the laws of the State of Indiana shall be the controlling state law in all matters relating to the Plan and shall apply.

6.11  Severability. If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan; and the Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.

6.12  Provisions of Pension Plan Unchanged. Any benefit payable under the Pension Plan shall be paid solely in accordance with the terms and provisions of the Pension Plan; and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Pension Plan.

6.13  Nature of Payments. Any benefits provided hereunder shall constitute nonqualified deferred compensation payments to the Member and shall not be taken into account in computing the amount of salary or compensation of the Member for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any of its subsidiaries or (b) any agreement between the Company or any subsidiary and the Member except as such plan or agreement shall otherwise expressly provide.

        6.14  Gender and Number. Masculine gender shall include the feminine; and the singular shall include the plural, unless the context clearly indicated otherwise.

6.15  Capitalized Terms. Capitalized terms used herein which are not defined shall have the meanings set forth in the Pension Plan.

6.16  Beneficiary Designation. Designation of a Beneficiary by the Member must be made in writing on a form furnished by the Committee for this purpose. No Beneficiary designation shall be effective unless it is received by the Committee prior to the occurrence of an event which would establish in the Beneficiary a right to payment under this Plan.

IN WITNESS WHEREOF, CTS Corporation has caused this CTS Corporation Individual Excess Benefit Retirement Plan to be executed by its proper officer duly authorized by its Board of Directors.

CTS CORPORATION

/s/ James L. Cummins
By James L. Cummins
Title:  Senior Vice President
Administration

EXHIBIT B

__________________ [date]

[employee’s home address]

Re: Release Agreement
Dear ______________:

This Release Agreement summarizes the arrangements which have been discussed with you concerning your separation of employment from CTS Corporation (the “Company”) as set forth in the Employment Agreement entered into between you and the Company effective as of October 1, 2006 (“Employment Agreement”). This Agreement shall constitute the Release Agreement referenced in and defined under paragraph 11(e) of your Employment Agreement.

1.	Termination of Employment

Your last day of employment with the Company will be ______________ (hereinafter, your “Termination Date”).

2.	Payments and Benefits

You shall receive the payments and benefits set forth in Section 7 of your Employment Agreement, which is incorporated herein by reference, at the times and under the terms provided therein.

3.	Release

In exchange for the compensation described in Section 2 above and other good and valuable consideration, receipt of which is hereby acknowledged, you hereby agree that you, your representatives, agents, estate, dependents, beneficiaries and assigns release and forever discharge CTS and/or its affiliates, successors, assigns, directors, members, officers, employees and/or agents, both individually and in their official capacities with CTS, from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, debts or damages, whether existing or contingent, known or unknown, which arise out of your employment or the termination of your employment with CTS except for claims which relate to your enforcement of CTS’ payments and other obligations under the Employment Agreement and except for claims under the Severance Agreement dated September 19, 2002 and your outstanding stock option agreements and restricted stock unit agreements. This release is intended by you to be all encompassing and to act as a full and total release of any claims that you may have or have had against CTS, its affiliates, successors, assigns, directors, members, officers, employees, and/or agents, both individually and in their official capacities with CTS. Without limiting the generality of the foregoing, this release includes any claim of discrimination on the basis of race, sex, marital status, sexual preference, national origin, handicap or disability, age, veteran status, special disabled handicap status or any other basis prohibited by law; any claim arising from any express or implied employment contract or covenant of good faith and fair dealing; any claim arising under the Family and Medical Leave Act of 1993; any tort claims and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 USC 3730. Notwithstanding the foregoing, this Section 3 shall not release or discharge CTS from its obligations to indemnify you, in accordance with the bylaws of the corporation or as provided under applicable law, and to cover you under its director and officer liability insurance policy with respect to the performance of your duties while an officer of the Corporation.

You agree and acknowledge that the payments and benefits set forth in Section 2 above, together with payments and benefits previously provided to you by CTS and the payments and benefits, if any, to which you are entitled under your Severance Agreement dated September 19, 2002, and your outstanding stock option agreements and restricted stock unit agreements, are the only payments and benefits you will receive in connection with your employment or its termination. Payment for consulting services as set forth under Section 6 of the Agreement shall not be construed to be payments and benefits in connection with your employment or its termination and this Agreement shall not be deemed to release your right to those payments.

You represent that you understand the foregoing release, that you understand that rights and claims under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and similar state and local anti-discrimination laws are among the rights and claims against the Company that you are releasing hereby.

You further acknowledge and agree that you have been encouraged to seek the advice of an attorney of your choice in regard to this Agreement. You represent that you have relied upon the advice of your attorney in entering into this Agreement and, specifically, in agreeing to the release contained herein. You hereby understand and acknowledge the significance and consequences of the release contained herein. You represent that you fully understand the terms of the release contained herein and voluntarily accept the terms of the release contained herein. You further acknowledge that you have had a sufficient amount of time to consider the terms of this Agreement and to seek independent advice regarding the effect of this Agreement prior to its execution.

4.	Right to Consider/Rescind

In accordance with the provisions of the Age Discrimination in Employment Act, you understand that you shall have the right to consider whether to accept this Agreement for a period of twenty-one (21) days from your Termination Date (i.e. ______________). You are also advised to consult with your attorney before signing this Agreement. You further understand that you shall have the right to rescind (that is, cancel) this Agreement within seven (7) days of signing it to reinstate claims under the Age Discrimination in Employment Act (hereinafter, the “Rescission Period”). To begin receiving benefits pursuant to this Agreement you must deliver a fully executed copy of the Agreement to James L. Cummins, CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514, upon expiration of the above referenced twenty-one (21) day period.

5.	Release of Claims by the Company

In consideration of your execution and performance under this Release Agreement, the Company hereby waives and releases you from all claims arising from your performance of duties within the proper scope of your employment with the Company.

6.	Miscellaneous

A.	This Agreement may not be modified, altered or changed except upon written consent of the parties.

B.	This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

C.
The benefits afforded you under this Agreement (and the Severance Agreement dated September 19, 2002, to the extent applicable, and the benefits to which you are entitled under your outstanding stock option agreements and restricted stock unit agreements) are in lieu of any other compensation, benefit, bonus pay, separation pay, severance pay, or notice pay to which you might otherwise have been entitled.

D.	The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any subsequent breach thereof.

E.
It is agreed and understood that neither the offer nor any negotiations or proceedings connected herewith nor the execution of this Agreement nor the payment of money shall constitute or be construed as an admission of any liability to, or the validity of, any claims whatsoever.

F.
The parties intend this Agreement to serve as a final expression of this contract and as a complete and exclusive statement of the terms hereof. This Agreement supersedes any prior written or verbal contracts, agreements, or letters of intent or understanding between you and CTS executed prior to the execution date hereof to the extent any such agreement is inconsistent with the terms hereof.

G.
The parties agree that in the event a court of competent jurisdiction determines that the character, duration or scope of any provision of this Agreement is unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent the court deems reasonable or enforceable and the provision shall remain in effect as limited by the court. In the event that such a court determines that any provision is wholly unenforceable, the provision shall be deemed severed from this Agreement and the other provisions shall remain in full force and effect.

7.	Representations and Warranties

You hereby make the following representations and warranties to CTS:

A.	You have been provided a reasonable time of at least twenty-one (21) days to consider whether or not to sign this Agreement.

B.	You are aware, by signing this Agreement, which includes a general release, you are giving up rights to initiate a lawsuit.

C.
You understand and agree that by signing this Agreement, you are specifically waiving your rights to file a lawsuit against CTS under Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act and similar state and local anti-discrimination laws.

D.	There are no promises or representations except those contained in this Agreement which have been made to you in connection with this subject.

E.	You have read and understand each and every provision of this Agreement.

F.	You acknowledge and agree that the release contained herein is an essential and material term of this Agreement.

Please review this Agreement carefully. If you are in agreement with its provisions, please signify your acceptance by signing and dating both copies of this letter in the space provided below and return one copy to me.

Very truly yours,

CTS Corporation

I have carefully read and reviewed the foregoing Release Agreement, acknowledge its contents, and agree to be bound by its terms, including the release of claims set forth in the Agreement. I have been given sufficient time of at least twenty-one (21) days to decide whether to sign this Release Agreement. I understand that I have seven (7)

days from the date of my signature below to revoke my acceptance of this Release Agreement, thereby canceling it. If I do not revoke my acceptance, this Release Agreement will become effective and enforceable on the date that is seven (7) days from the date of my signature, as indicated below.

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Date of Execution of Agreement